Exhibit 10.28

DYNEX CAPITAL, INC.
EXECUTIVE INCENTIVE PLAN

1.    Purpose. The purpose of the Dynex Capital, Inc. Executive Incentive Plan (the “Plan”) is to attract, retain and motivate key employees by providing annual and long-term incentive awards to designated employees of Dynex Capital, Inc. (the “Company”) and its subsidiaries. The Plan is designed to align key employee interests with the interests of the Company’s shareholders and to create value by providing appropriate annual and long-term incentives to key employees to achieve corporate and individual performance goals, while appropriately balancing risk with reward.

2.    Annual Plan. The Plan is an annual plan and shall remain in effect until terminated by the independent directors of the Board of Directors (the “Independent Directors”). A new plan year shall commence on each January 1 and shall end each December 31. A new incentive opportunity (consisting of an annual incentive component and a separate long-term incentive component) will be granted under the Plan each plan year only to individuals who are eligible Participants for such plan year (as determined pursuant to Section 4). The annual incentive component and the long-term incentive component represent separate awards and are calculated and paid independent of each other under the Plan.
3.    Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee will have the power and authority to interpret the Plan, establish (except to the extent fixed by the Plan) the corporate/individual objectives and respective weightings of the annual incentive component, the minimum, target and maximum targets and applicable weightings of the other annual and long-term performance goals, determine the achievement of performance goals and assess individual performance, determine individual bonus amounts, determine rules for the operation and administration of the Plan and make all other necessary or advisable determinations with respect to the Plan. The Committee will also have the power and authority to adjust upward or downward any bonus amounts to be paid, in its discretion in light of such considerations as the Committee may deem relevant, within the limits described in Section 8. Subject to the provisions of Section 12, any interpretation or determination by the Committee under the Plan shall be binding on all parties.
4.    Participation. Only those individuals who are serving as executive officers (but excluding the Executive Chairman) as of the first quarter Board meeting each year are eligible to participate in the Plan for that plan year (the “Participants”). In the case of a promotion, an individual must have been promoted to “executive officer” by such first quarter Board meeting in order to participate in the Plan for that plan year.
5.     Bonus Opportunity. Each plan year, the Participant will be granted an incentive opportunity equal to the following percentages of his/her base salary as of January 1 of that plan year:

Executive	Target Incentive Opportunity	Maximum Incentive Opportunity
CEO	200%	400%
EVP	150%	300%

Each plan year, the incentive opportunity will be allocated between the annual incentive award and the long-term incentive award as follows: 80% to the annual incentive component and 20% to the long-term incentive component. The annual incentive component will have a 1-year performance period from January 1 through December 31 of that plan year. Except as noted below with respect to the transition period, the long-term incentive component will have a 3-year performance period from January 1 of that plan year through December 31 of the second year immediately following that plan year.
6.    Performance Goals. Bonuses under the Plan will be earned by the Participants based on the achievement of performance goals established by the Committee for the applicable performance period. Except to the extent fixed by the Plan, no later than February 28 each plan year, the Committee will establish performance goals, targets and weightings for the annual incentive component and the long-term incentive component for the Participants for each performance period beginning in that plan year.
(a)    Annual Incentive Component. The annual incentive component will consist of the following performance goals for the applicable performance period, weighted as follows:

Metric	Weighting (of incentive opportunity)
Return on Equity (ROE)	0% - 40%
Book value per common share	0% - 40%
Corporate/individual objectives	40%

(i)    “Return on Equity” shall be computed as the Company’s core net operating income per basic common share (as defined by the Company for the fourth quarter earnings release for the performance period), divided by the Company’s book value per common share at December 31 of the year before the performance period. The Committee will establish the weighting of this goal, as well as minimum, target and maximum targets for this goal for each plan year.
(ii)     “Book value per common share” shall be computed in accordance with GAAP. The Committee will establish the weighting of this goal, as well as minimum, target and maximum targets for this goal, expressed as a percentage of the prior year end book value per common share and/or in actual dollar amounts, for each plan year. If the prior year end book value per common share amount is restated after the Committee establishes the targets for the plan year, then the Committee shall approve a change to the current year targets to reflect the restated amount.

(iii)    Corporate/individual objectives. The Committee will establish corporate and individual goals and their respective weightings for each Participant for each plan year. The corporate and individual goals for each Participant will account for 40% of each Participant’s incentive opportunity for the plan year, but may be different for each Participant. The corporate and individual goals may consist of quantitative or qualitative Company or individual goals, including but not limited to the following: annual and/or longer-term performance versus a benchmark and/or a select group of peers; general and administrative expense efficiency ratio; attainment of Company strategic objectives; and attainment of personal objectives. For each corporate and individual goal, the Committee will also establish the criteria for determining minimum, target and maximum performance with respect to such goal.
(b)    Long-Term Incentive Component. The long-term incentive component will consist of the following performance goal for the applicable performance period, weighted as follows:

Metric	Weighting (of incentive opportunity)
Total Economic Return (TER)	20%

(i)     Except as noted below with respect to the transition period, “Total Economic Return (TER)” shall be a percentage that is the sum of (A) the change in the Company’s GAAP book value per common share over the 3-year performance period and (B) the cumulative dividends declared by the Company during the performance period, divided by the Company’s GAAP book value per common share at the beginning of the performance period and further divided by 3 to compute an annualized return. The Committee will establish minimum, target and maximum targets for this goal for each applicable performance period.
(ii)    Transition Period. Until December 31, 2018, there will be a gap in coverage for the long-term incentive component of the Plan. To bridge this gap, for each of the first two plan years, the long-term incentive opportunity for each Participant will have the same weighting as above but will be based on the Participant’s base salary as of December 31, 2015. In addition, for the one-year period ending December 31, 2016, the TER will be calculated on a 1-year performance period ending December 31, 2016, divided by 1 (instead of 3). For the two-year period ending December 31, 2017, TER will be calculated on a 2-year performance period ending December 31, 2017, divided by 2 (instead of 3). The Committee will establish minimum, target and maximum targets for the TER goal for these 1-year and 2-year performance periods when it establishes the other targets and weightings for 2016.
7.     Determination of Performance. Following the end of the applicable performance period, and no later than its first quarter Committee meeting held on or before March 10, the Committee will determine and certify the level of performance achieved with respect to each of the annual and long-term incentive component performance goals for the performance periods just ended.

(a)    Management will calculate the Company’s performance against the previously-established quantitative objectives and targets and present preliminary calculations of the same to the Committee for its review.
(b)     Performance with respect to the ROE, Book value per common share and TER goals will be calculated as follows:
(i)    If performance is equal to or below the minimum target for the goal, the performance level achieved is 0%.
(ii)     If performance is equal to the target for the goal, the performance level achieved is 100%.
(iii)     If performance is equal to or above the maximum target for the goal, the performance level achieved is 200%.
(iv)    If performance is between the minimum target and target or between the target and maximum target, the performance level achieved will be determined by applying linear interpolation to the performance interval.
(c)    Performance (which can range from 0% - 200%) with respect to the corporate/individual objectives will be calculated by the Committee in its good faith discretion in accordance with the weightings and criteria previously established.
(d)    The Committee certification of performance will occur no later than March 10 immediately following the end of the performance period but not before the results for the Company have been finalized for the prior year.
8.     Determination of Bonus Amounts Payable Each Year. Following the end of the applicable performance period, and no later than its first quarter Committee meeting held on or before March 10, the Committee will determine the bonus amounts for each Participant for the annual incentive component and the long-term incentive component, in each case based on the Committee’s certification of the applicable performance level achieved during the applicable performance period plus any permitted discretionary adjustment as described below.
(a)    Bonus for Annual Incentive Component. The bonus amount for the annual incentive component will be based on the performance level achieved for the relevant performance goal (from 0% - 200%) for the applicable performance period, multiplied by the relevant weighting (of incentive opportunity) for such goal established for the applicable performance period, multiplied by the target incentive opportunity percentage for the Participant in Section 5, multiplied by the Participant’s applicable base salary amount, plus any permitted discretionary adjustment as described below.
Example: Annual Incentive Bonus Amount = ([performance level % achieved for ROE] x [weighting] x [target incentive opportunity %] x [applicable base salary]) + ([performance level % achieved for Book value per share] x [weighting] x [target incentive opportunity %] x [applicable base salary]) + ([performance level % achieved for each corp/indiv.

objective] x [weighting for each corp/indiv. objective] x [target incentive opportunity %] x [applicable base salary]) +/- [any permitted discretionary adjustment].
(b)    Discretionary Adjustment for Annual Incentive Component. With respect to the annual incentive component, the Committee will have discretion based on such considerations as it may deem relevant to adjust the bonus amount (up or down) for any Participant by up to 10%, subject to any applicable maximums.
(c)    Bonus for Long-term Incentive Component. The bonus amount for the long-term incentive component will be based on the performance level achieved for the relevant performance goal (from 0% - 200%) for the applicable performance period, multiplied by 20%, multiplied by the target incentive opportunity percentage for the Participant in Section 5, multiplied by the Participant’s applicable base salary amount, plus any permitted discretionary adjustment as described below.
Example: Long-term Incentive Bonus Amount = ([performance level % achieved for TER] x 20% x [target incentive opportunity %] x [applicable base salary]) +/- [any permitted discretionary adjustment].
(d)    Discretionary Adjustment for Long-term Incentive Component. With respect to the long-term incentive component, the Committee will have discretion based on such considerations as it may deem relevant to adjust the bonus amount (up or down) for any Participant by up to 10%, subject to any applicable maximums.
9.     Cash/Stock Allocation of the Bonus Amount(s). The bonus amounts determined for the annual incentive component and the long-term incentive component for any performance period will each be paid in cash or shares of the Company’s common stock (“Stock”), according to the following allocation:

Executive	Cash/Stock Allocation
CEO	Cash: 0% - 50% Stock: 50% - 100%
EVP	Cash: 66.67% Stock: 33.33%

The allocation between cash and Stock for the EVP bonus amounts is fixed as set forth above. The allocation between cash and Stock for the CEO bonus amounts will be determined, within ranges set forth above, by the Committee each year at the same time the Committee determines the CEO’s bonus amounts.
The stock portion of the bonus amount for the annual incentive component will be paid in restricted shares of Stock, vesting in equal 1/3 installments on the 1st, 2nd and 3rd anniversaries of the grant, and shall be granted by the Committee under the Company’s 2009 Stock and Incentive Plan (or its successor). The number of shares granted shall be determined by dividing the stock portion of the bonus amount for the annual incentive component by the Stock’s closing sale price on the grant date (rounded down to the nearest whole share).
The stock portion of the bonus amount for the long-term incentive component will be paid in immediately vested, unrestricted shares of Stock and shall be granted by the Committee under the Company’s 2009 Stock and Incentive Plan (or its successor). The number of shares granted shall be determined by dividing the stock portion of the bonus amount for the long-term incentive component by the Stock’s closing sale price on the grant date (rounded down to the nearest whole share).
10.     Payment of the Bonus Amount(s). The bonus amounts for the performance periods ending on December 31 of any plan year shall be paid to the Participant (the “Payment Date”) between January 1 and March 15 of the plan year immediately following the end of such performance periods. The "grant date" for the stock portion of any such bonus amount shall be same as the Payment Date. Any bonus amounts paid under this Plan shall be subject to all applicable federal, state or local taxes required by law to be withheld.
11.     Termination of Employment. Subject to Section 17 to the extent applicable, the following provisions shall apply in the event the Participant’s employment terminates prior to a Payment Date under the Plan:
(a)     Except as otherwise provided in Section 11(b), the bonus amounts under the Plan shall be paid upon a termination of a Participant's employment as follows:
(i)     In the event of termination of the Participant’s employment (A) by the Company other than for Cause or (B) by the Participant voluntarily or (C) due to the Participant's death, after the end of a performance period but prior to the Payment Date for such performance period, any bonus amounts for any such completed performance periods will be paid to the Participant on the earlier of: (1) 60 days following the termination of Participant's employment or (2) the Payment Date.
(ii)     In the event of termination of the Participant’s employment (A) by the Company for any reason other than for Cause or (B) due to the Participant's death, before the end of a performance period (but only if the termination occurs no earlier than the last day of the first quarter of the performance period), a pro-rata bonus (based on the period of the performance period during which the Participant was employed) will be paid to the Participant for any not yet completed performance period based upon: (x) with respect to the ROE, Book value per common share and TER goals, actual performance through the calendar quarter ending on or immediately prior to the date of the Participant's termination and (y) with respect to the corporate/individual objectives of the annual incentive component, the applicable portion of the maximum incentive opportunity under the Plan for the applicable performance period. A pro-rata bonus will be determined separately for each annual incentive award and each long-term incentive award for each not yet completed performance period and each such pro-rata bonus will be paid on the earlier of: (1) 60 days following the termination of Participant's employment or (2) the Payment Date.

(iii) In the event of termination of the Participant's employment (A) by the Company before the last day of the first quarter of a performance period or (B) a voluntary termination by the Participant at any time during a performance period, no bonus amounts will be paid to the Participant for any not yet completed performance period.
(iv)    In the event of termination of the Participant's employment for Cause, all rights under the Plan shall be immediately forfeited and no bonus amounts will be paid to the Participant following such termination.
(b)     If the Participant has an employment agreement, or if the Participant does not have an employment agreement, a severance agreement (an “Employment Agreement”) in place at time of termination of employment, then the Participant's right to receive bonus amounts under the Plan (if any) shall be governed by the Employment Agreement and, in the event of a conflict between the Plan and the Participant’s Employment Agreement, the Participant’s Employment Agreement shall control; provided, however, that the time and form of payment of any bonus amount payable under the Plan shall not be changed by the Employment Agreement to the extent such change would either violate Code Section 409A (as defined in Section 17) or cause an otherwise exempt payment to be subject to Code Section 409A.
(c)    Cause. For purposes of the Plan, if not defined in the Participant’s Employment Agreement, “Cause” shall mean any of the following:
(i)    the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), if, within 30 days of receiving a written demand for substantial performance from the Board or the CEO that specifically identifies the manner in which the Participant has not substantially performed his duties, the Participant shall have failed to cure such non-performance or to take measures to cure the non-performance;
(ii)    the willful engaging by the Participant in gross misconduct that is materially and demonstrably injurious to the Company or any subsidiary;
(iii)    the willful disclosure to an external party by the Participant without authorization of any confidential information of the Company or any subsidiary; or
(iv)    the arrest of the Participant of a felony.
For purposes of this definition, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or a committee thereof, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The termination of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of conduct described in subparagraph (i), (ii) or (iii) above, and specifying the particulars thereof in detail.
12.    Review Procedure. Any Participant with an issue regarding bonus amounts or the administration of the Plan may file a claim in writing to the Committee within 90 days of the date on which the Participant first knows (or should have known) of the facts on which the claim is based. The Committee shall consider the claim and notify the Participant in writing of the determination and resolution of the issue. The determination of the Committee as to any complaint or dispute will be final and binding.
13.    Deferral. Bonus amounts under the Plan may be deferred the Participant in accordance with any deferred compensation plan adopted by the Company that is available to executive officers.
14.    Nonassignability. Bonus amounts may not be transferred, alienated or assigned. To the extent any bonus amounts are payable under the terms of the Plan following a Participant’s death, such bonus amounts will be paid to the Participant’s estate.
15.    Nonexclusive Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Company or any subsidiary to adopt such other incentive arrangements as it may deem desirable, and such arrangements may be either generally applicable or applicable only in specific cases.
16.    Not an Exempt Plan under Code Section 162(m). The Plan and bonus amounts under this Plan are not intended to meet the “performance-based exception” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
17.      Code Section 409A Compliance.
(a)       The Plan is intended to comply with Section 409A of the Code and applicable guidance issued thereunder (“Code Section 409A”) or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(b)       Neither a Participant nor the Company shall take any action to accelerate or delay the payment of any amounts that are subject to Code Section 409A in any matter that would not be in compliance with Code Section 409A.
(c)       A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the form or timing of payment of any amounts that are deferred compensation subject to Code Section 409A and that are paid upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of the Plan under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or “resign” or “resignation” or like references shall mean separation from service.  If the Participant is deemed on the date of separation from service with the Company and any subsidiary to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), payment of any such amounts shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Participant’s separation from service or (ii) the date of the Participant’s death.
(d)        The bonus amount payable for the annual incentive component for any applicable performance period and the bonus amount payable for the long-term incentive component for any applicable performance period are separate awards and payments under the Plan, are determined and calculated without any offset or other interaction with each other, and are included in one Plan document for convenience purposes. For purposes of determining the application of Code Section 409A and any exemptions from Code Section 409A, each bonus amount determined under each component for each applicable performance period shall be treated as a separate payment.
(f)       When, if ever, a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(g)       Notwithstanding any of the provisions of the Plan, the Company shall not be liable to the Participant if any payment which is to be provided pursuant to the Plan and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
18.    Amendment and Termination. The Plan may only be amended or terminated by approval of the Independent Directors, based on the recommendation of the Committee. The Committee shall review the Plan at least annually and recommend any amendments thereto which it deems appropriate or desirable, for approval by the Independent Directors. Upon recommendation of the Committee, the Independent Directors may amend or terminate this Plan at any time. Any amendment or termination of the Plan shall be implemented in a manner which complies with any applicable provisions under Code Section 409A (as defined in Section 17).
19.    Effectiveness of the Plan. The Plan shall first be effective on January 1, 2016 and shall continue indefinitely, subject to the Independent Directors’ right to terminate the Plan.
20.     Plan Not a Contract. The Plan shall not be deemed to constitute a contract between the Company and any employee, and nothing contained in the Plan shall confer upon an employee any right to continued employment, nor interfere with the right of the Company or any subsidiary to terminate a Participant’s employment with the Company or subsidiary.
21.    Clawback. Any bonus amount (whether paid in cash or Stock) that a Participant receives under the Plan is subject to repayment to (i.e., clawback by) the Company or a related entity as determined in good faith by the Independent Directors or the Board in the event repayment is required by applicable federal or state law or regulation or stock exchange requirement, but in no event with a look-back period of more than three (3) years, unless in the opinion of counsel satisfactory to Participant required by applicable federal or state law or regulation or stock exchange requirement. Any recovery of any bonus amount subject to the requirements of Code Section 409A (as defined in Section 17) shall be implemented in a manner which complies with Code Section 409A.
22.    Governing Law. The Plan shall be construed and interpreted under the laws of the Commonwealth of Virginia.

Approved by the Independent Directors of the Board of Directors on December 29, 2015